Exhibit 99.1

ASTROTECH REPORTS FIRST QUARTER OF FISCAL YEAR 2019 FINANCIAL RESULTS

Austin, Texas – November 14, 2018 – Astrotech Corporation (NASDAQ: ASTC) reported its financial results for the first quarter of fiscal year 2019 ended September 30, 2018.

Astrotech’s 1st Detect subsidiary recently accomplished significant milestones by being accepted by both the U.S. Transportation Security Agency (TSA) and the European Civil Aviation Conference (ECAC) for testing of its mass spectrometry-based explosives trace detector, the TRACER 1000. To be accepted for testing, the TRACER 1000 completed a stringent pre-test requirement that verifies the instrument’s viability and performance. During this quarter, the TRACER 1000 has been undergoing TSA and ECAC testing in both the U.S. and Europe.

“In anticipation of our expected growth, Astrotech is overseeing the transition of 1st Detect from a devoted R&D company to a manufacturing organization. The Company is able to use its existing facilities to accommodate the near-term manufacturing requirements and does not expect to incur any additional facilities costs,” stated Thomas B. Pickens III, Chairman and CEO of Astrotech.

In October, Astrotech completed a $3 million private investment from its Chairman and CEO and another long-term investor.

“These investments are expected to provide the necessary resources to continue working uninterrupted toward the goal of securing TSA and ECAC certification for the TRACER 1000,” continued Pickens.

There is no assurance that TSA or ECAC certifications will be granted.

Finally, Astrotech filed a universal shelf registration statement on Form S-3 with the Securities and Exchange Commission, in anticipation of accessing the capital markets for growth capital, which became effective on August 20.

First Quarter Fiscal Year 2019 Financial Highlights

Management continues efforts to optimize our resources while reducing cost and adding financial flexibility.

•	Operating expenses decreased $829 thousand, or 27%, during the first quarter of fiscal 2019, compared to the first quarter of fiscal 2018, due to an ongoing emphasis on cost reduction.
•	Our monthly cash burn for this quarter has been reduced to $749 thousand, a 17% reduction from our run rate in fiscal year 2018.

•	Astrotech Corporation had no debt at September 30, 2018.

About Astrotech

Astrotech (NASDAQ: ASTC) is a science and technology development and commercialization company that launches, manages, and builds scalable companies based on innovative technology in order to maximize shareholder value. 1st Detect develops, manufactures, and sells chemical analyzers for use in the security, defense, healthcare, and environmental markets. Astral Images sells film-to-digital image enhancement, defect removal, color correction, and post processing software, providing economically feasible conversion of film to the new 4K ultra-high definition (UHD), high-dynamic range (HDR) format. Astrotech is headquartered in Austin, Texas. For information, please visit www.astrotechcorp.com.

This press release contains forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These factors include, but are not limited to, the Company’s use of proceeds from the private placement transaction, whether we can successfully develop our proprietary technologies and whether the market will accept our products and services, as well as other risk factors and business considerations described in the Company’s Securities and Exchange Commission filings including the annual report on Form 10-K for the fiscal year ended June 30, 2018. Any forward-looking statements in this document should be evaluated in light of these important risk factors. In addition, any forward-looking statements included in this press release represent the Company’s views only as of the date of its publication and should not be relied upon as representing its views as of any subsequent date. The Company assumes no obligation to update these forward-looking statements.

Company Contact: Eric Stober, Chief Financial Officer, Astrotech Corporation, (512) 485-9530

IR Contact: Nicole Conser, Director of Marketing, Astrotech Corporation, (512) 485-9530

Tables follow

ASTROTECH CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,
	2018	2017
Revenue	$33	$—
Cost of revenue	11	—
Gross profit	22	—
Operating expenses:
Selling, general and administrative	1,144	1,407
Research and development	1,103	1,669
Total operating expenses	2,247	3,076
Loss from operations	(2,225)	(3,076)
Interest and other (expense) income, net	(13)	70
Loss before income taxes	(2,238)	(3,006)
Income tax benefit	—	—
Net loss	$(2,238)	$(3,006)
Weighted average common shares outstanding:
Basic and diluted	4,073	4,057
Basic and diluted net loss per common share:
Net loss	$(0.55)	$(0.74)
Other comprehensive loss, net of tax:
Net loss	$(2,238)	$(3,006)
Available-for-sale securities:
Net unrealized gain	—	1
Reclassification adjustment for realized loss	31	1
Total comprehensive loss	$(2,207)	$(3,004)

ASTROTECH CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except share data)

(Unaudited)

	September 30, 2018	June 30, 2018
Assets
Current assets
Cash and cash equivalents	$1,906	$552
Short-term investments	—	3,551
Accounts receivable, net of allowance	29	12
Inventory, net	—	7
Prepaid expenses and other current assets	270	154
Total current assets	2,205	4,276
Property and equipment, net	664	733
Long-term investments	—	50
Other assets, net	81	81
Total assets	$2,950	$5,140
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$105	$112
Payroll related accruals	313	412
Accrued liabilities and other	526	434
Income tax payable	2	2
Total current liabilities	946	960
Other liabilities	177	188
Total liabilities	1,123	1,148
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.001 par value, convertible, 2,500,000 shares authorized, no shares issued and outstanding, at September 30, 2018 and June 30, 2018, respectively	—	—
Common stock, $0.001 par value, 15,000,000 shares authorized; 4,495,290 and 4,496,873 shares issued at September 30, 2018 and June 30, 2018, respectively; 4,095,374 and 4,097,346 shares outstanding at September 30, 2018 and June 30, 2018, respectively	190,565	190,570
Treasury stock, 399,916 and 399,527 shares at cost at September 30, 2018 and June 30, 2018, respectively	(4,129)	(4,128)
Additional paid-in capital	1,793	1,745
Accumulated deficit	(186,402)	(184,164)
Accumulated other comprehensive loss	—	(31)
Total stockholders’ equity	1,827	3,992
Total liabilities and stockholders’ equity	$2,950	$5,140